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As filed with the Securities and Exchange Commission on November 10, 2015

Registration No. 333-204309

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEAN DIESEL TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3564 (Primary Standard Industrial Classification Code Number)	06-1393453 (I.R.S. Employer Identification No.)

1621 Fiske Place
Oxnard, CA 93033
(805) 639-9458
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

David E. Shea
Chief Financial Officer
Clean Diesel Technologies, Inc.
1621 Fiske Place
Oxnard, CA 93033
(805) 639-9467
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Steven D. Pidgeon
DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, AZ 85016-4232
480-606-5124

Approximate Date of Commencement of Proposed sale to the Public:
From time to time after this registration statement becomes effective.

                If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box:    ☒

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

                If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐

                If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

                Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)

Common Stock, par value $0.01 per share(4)

Preferred Stock, par value $0.01 per share(5)

Warrants(6)

Units(7)

Total	$50,000,000	$2,708

(1)
There are being registered an indeterminate number of securities as shall have an aggregate offering price not to exceed $50,000,000 (consisting of newly registered securities and securities carried over from a prior registration statement, as discussed in footnote 2). The securities registered hereunder may be sold separately or with other securities registered hereunder. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement and is not specified as to each class of security being registered under this registration statement pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, pursuant to Rule 416 of the rules and regulations under the Securities Act, the securities being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)
Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this registration statement include unsold securities previously registered by the registrant on the registrant's registration statement (File No. 333-181443) filed on May 15, 2012 and declared effective on May 21, 2012 (the "2012 Registration Statement"). The 2012 Registration Statement registered the offer and sale of an indeterminate number of shares of common stock, an indeterminate number of shares of preferred stock, an indeterminate number of warrants to purchase common stock or preferred stock, and an indeterminate number of units comprised of shares of common stock or preferred stock and warrants to purchase common stock or preferred stock or any combination, having an aggregate initial offering price of $50,000,000, a portion which remain unsold as of the date of filing this registration statement. The registrant has determined to include in this registration statement certain unsold securities under the 2012 Registration Statement with an aggregate offering price of $26,065,323.95 (the "Unsold Securities"). Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee of $2,988 relating to the Unsold Securities under the 2012 Registration Statement will continue to be applied to the Unsold Securities registered pursuant to this registration statement. The registrant is also registering new securities on this registration statement with an aggregate initial offering price of $23,934,676.05 (the "New Securities"), which aggregate offering price is not specified as to each class of security (see footnote (1)). The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act and corresponds to the New Securities being registered hereby and not to the Unsold Securities carried over from the 2012 Registration Statement. To the extent that, after the filing date hereof and prior to the effectiveness of this registration statement, the registrant sells any Unsold Securities pursuant to the 2012 Registration Statement, the registrant will identify in a pre-effective amendment to this registration statement the updated amount of Unsold Securities from the 2012 Registration Statement to be included in this registration statement pursuant to Rule 415(a)(6) and the updated amount of New Securities to be registered on this registration statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the Unsold Securities under the 2012 Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(3)
A filing fee of $2,228 was paid upon the initial filing of this registration statement on May 19, 2015. The additional filing fee of $480 is paid herewith corresponds to the registration of the New Securities and not the Unsold Securities in accordance with Rule 415(a)(6). See also footnote (2) above.

(4)
Subject to footnote 1 above, there is being registered hereunder an indeterminate number of shares of common as may be sold from time to time, at indeterminate prices, by the registrant.

(5)
Subject to footnote 1 above, there is being registered hereunder an indeterminate number of shares of preferred stock (with accompanying purchase rights, if any) as may be sold from time to time, at indeterminate prices, by the registrant. In addition, the securities being registered in this registration statement also consist of such an indeterminate amount of common stock (with accompanying purchase rights, if any) (i) as may be issuable or deliverable upon conversion of shares of preferred stock, and (ii) as may be required for delivery upon conversion of shares of preferred stock as a result of anti-dilution provisions.

(6)
Subject to footnote 1 above, there is being registered hereunder an indeterminate number of warrants to purchase common stock or preferred stock of one or more series registered under this registration statement as may be sold from time to time, at indeterminate prices, by the registrant. In addition, the securities being registered in this registration statement also consist of such an indeterminate amount of common stock and preferred stock (in each case, with accompanying purchase rights, if any) (i) as may be issuable or deliverable upon exercise of warrants and (ii) as may be required for delivery upon exercise of any warrants as a result of anti-dilution provisions.

(7)
Subject to footnote 1 above, there is being registered hereunder an indeterminate number of units , consisting of one or more shares of common stock, shares of preferred stock, warrants, or any combination of such securities, as may be sold from time to time, at indeterminate prices, by the registrant.

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                The registrant has an existing "shelf" Registration Statement that was declared effective on May 21, 2012 and which expired on May 21, 2015, pursuant to Securities and Exchange Commission (the "SEC") rules. Accordingly, the registrant is filing this new shelf Registration Statement for the purpose of continuing to provide the registrant with the ability to sell securities from time to time covered by this Registration Statement. The registrant has included in this Registration Statement $26,065,323.95 of securities (the "Unsold Securities") registered pursuant to Registration Statement No. 333-181443. Pursuant to Rule 415(a)(6) under the Securities Act, $2,988 of filing fees previously paid in connection with the Unsold Securities will continue to be applied to the Unsold Securities. In accordance with SEC rules, the registrant may continue to offer and sell the Unsold Securities during the grace period afforded by Rule 415(a)(5). If the registrant sells any Unsold Securities during the grace period, the registrant will identify in a pre-effective amendment to this Registration Statement the new amount of Unsold Securities to be carried forward to this Registration Statement in reliance upon Rule 415(a)(6).

 EXPLANATORY NOTE

        Clean Diesel Technologies, Inc. is filing this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-204309), initially filed on May 19, 2015 (the "Registration Statement"), solely for the purpose of (i) modifying the amount of remaining unsold securities to be included on the Registration Statement pursuant to Rule 415(a)(6) that were registered on a previously filed registration statement, as indicated in footnote (2) of the "Calculation of Registration Fee" table of this Amendment No. 1. and (ii) to file an updated consent of BDO USA, LLP, the registrant's independent registered public accounting firm. Accordingly, this Amendment No. 1 consists solely of the facing page, this explanatory note, Part II of the Registration Statement, the signatures and the exhibit index and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses Of Issuance And Distribution.

        The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the offered securities. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee		$2,228
Legal fees and expenses			*
Accounting fees and expenses			*
Printing fees and expenses			*
Other fees and expenses			*

Total	$		*

*
These fees cannot be estimated at this time, as they are calculated based on the securities offered and the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.    Indemnification of Directors and Officers

        Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses

(including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        Article VIII of Clean Diesel Technologies, Inc.'s Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), specifies that CDTI shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision is deemed to be a contract between CDTI and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the Certificate of Incorporation may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Clean Diesel entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present.

        Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its Board of Directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

        Clean Diesel's Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions the Company would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of CDTI.

        CDTI has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Clean Diesel (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 16.    Exhibits

        See the Exhibit Index attached to this registration statement that is incorporated herein by reference.

Item 17.    Undertakings

(1)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California, on the 10th day of November 2015.

CLEAN DIESEL TECHNOLOGIES, INC.
By:	/s/ MATTHEW BEALE Matthew Beale Chief Executive Officer (principal executive officer)
By:	/s/ DAVID E. SHEA David E. Shea Chief Financial Officer (principal financial and accounting officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MATTHEW BEALE Matthew Beale	Chief Executive Officer (principal executive officer)	November 10, 2015
/s/ DAVID E. SHEA David E. Shea	Chief Financial Officer, (principal financial and accounting officer)	November 10, 2015
* Charles R. Engles, Ph.D.	Chairman of the Board	November 10, 2015
* Matthew Beale	Director	November 10, 2015
* Dr. Till Becker	Director	November 10, 2015

Signature		Title	Date

* Lon E. Bell, Ph.D.		Director	November 10, 2015
* Bernard H. ("Bud") Cherry		Director	November 10, 2015
* Mungo Park		Director	November 10, 2015
*By:	/s/ DAVID E. SHEA David E. Shea Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
2.1
Asset Purchase Agreement, dated as of October 20, 2014, between Clean Diesel Technologies, Inc., ECS Holdings, Inc., Engine Control Systems Ltd., and SES USA Inc. (incorporated by reference to Exhibit 2.1 to CDTi's Current Report on Form 8-K (SEC file number 001-33710) filed on October 21, 2014).
3.1
Restated Certificate of Incorporation of Clean Diesel Technologies, Inc., as amended through May 23, 2012. (incorporated by reference to Exhibit 3.1 to CDTi's Annual Report on Form 10-K (SEC file number 001-33710) filed on March 18, 2015).
3.2
By-Laws of Clean Diesel Technologies, Inc. as amended through November 6, 2008 (incorporated by reference to Exhibit 3.1 to CDTi's Quarterly Report on Form 10-Q (SEC file number 001-33710) filed on November 10, 2008).
4.1
Specimen of Certificate for Clean Diesel Common Stock (incorporated by reference to Exhibit 4.1 to Clean Diesel's Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (file number 333-166865) filed on November 10, 2010).
4.2	*	Form of Certificate of Designations for Preferred Stock
4.3	*	Form of Warrant Agreement
4.4	*	Form of Warrant
4.5	*	Form of Unit Agreement
5.1	**	Opinion of DLA Piper LLP (US)
23.1		Consent of BDO USA, LLP, Independent Registered Public Accounting Firm
23.2		Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1	**	Power of Attorney

*
To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses Of Issuance And Distribution.
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS